                                                                EXHIBIT A.(5)(a)

VARIABLE ADJUSTABLE LIFE POLICY

Variable Benefits.

Premiums as stated on the Policy Information Page.

Face Amount and Premium may be adjusted by the owner.

Non-Participating

THE DEATH BENEFIT OF THIS POLICY WILL EQUAL THE FACE AMOUNT SHOWN ON PAGE 1.
THE DEATH BENEFIT MAY INCREASE OR DECREASE, AS DESCRIBED ON PAGE 2, DEPENDING ON THE DEATH BENEFIT OPTION ELECTED AND ON SEPARATE ACCOUNT INVESTMENT, MORTALITY AND EXPENSE EXPERIENCE.

THE ACTUAL CASH VALUE OF THIS POLICY WILL VARY FROM DAY TO DAY. IT MAY INCREASE OR DECREASE DEPENDING UPON SEPARATE ACCOUNT INVESTMENT EXPERIENCE. THERE IS NO GUARANTEED MINIMUM CASH VALUE.

READ YOUR POLICY CAREFULLY
THIS IS A LEGAL CONTRACT

Subject to the provisions of this policy, we promise to pay to the beneficiary the death proceeds when we receive proof satisfactory to us of the insured's death.

This policy, including any adjustment of it, is issued in consideration of the application for this policy and the payment of the premiums.

The owner and the beneficiary are as named in the initial application unless they are changed as provided in this policy.

Signed for Minnesota Life Insurance Company at St. Paul, Minnesota, on the policy date.

President

Secretary

Registrar

Notice of Your Right to Examine this Policy

It is important to us that you are satisfied with this policy after it is issued. If you are not satisfied with it, you may return the policy to us or your agent within 10 days after you receive it. If you return the policy, you will receive a full refund of any premiums within 7 days of the date we receive your notice of cancellation. If you adjust your policy and the adjustment results in an increased premium, you will again have a right to examine the policy. If you are not then satisfied, you may return the policy within the times given above and the requested adjustment will be cancelled. You will receive a refund of any additional premium paid within 7 days of the date we receive your notice of cancellation.

Minnesota Life
Minnesota Life Insurance Company
400 Robert Street North
St. Paul, MN  55101-2098


99-680

INDEX

Actual Cash Value                    9
Additional Information              13
Assignment                          14
Beneficiary                          4
Death Benefit                        3
Definitions                          1
General Information                  2
Grace Period                         6
Incontestability                    14
Lapse (Premiums)                     6
Non-repeating Premium                6
Ownership                            3
Payment of Proceeds                  5
Policy Adjustments                   7
Policy Charges                      10
Policy Loans                        11
Premiums                             8
Reinstatement (Premiums)             7
Separate Account                     8
Settlement Options                  12
Suicide Exclusion                   15
Surrender                           12

                                                         YOUR POLICY INFORMATION


PREMIUM CLASS:   SPECIAL RISK                 INSURED:              JOHN CLIENT
                 NON-TOBACCO
                                              AGE & SEX             35  -  MALE
TOTAL PREMIUMS:
                                              FACE AMOUNT:              300,000
     ANNUAL              $3,271.00
                                              POLICY NUMBER:         X-XXX-XXXV
     SEMI-ANNUAL         $1,635.50
                                              ORIGINAL POLICY DATE: JUL 01 2000
     QUARTERLY             $817.75

DEATH BENEFIT OPTION ON POLICY DATE -   * * * * * * * * * * * * * * * * * * * *
 CASH                                   *   VARIABLE ADJUSTABLE LIFE POLICY   *
                                        *      PROCEEDS PAYABLE AT DEATH      *
                                        *            OR SURRENDER             *
                                        *     FACE AMOUNT AND PREMIUM MAY     *
                                        *       BE ADJUSTED BY THE OWNER.     *
                                        *           NONPARTICIPATING          *
                                        * * * * * * * * * * * * * * * * * * * *

                                                                  ANNUAL
TYPE OF COVERAGE                                   AMOUNT         PREMIUM
                                                  --------       ---------
BASIC POLICY*
  LIFE INSURANCE
  GUARANTEED PROTECTION TO AGE 65                 $300,000       $1,800.00
   PREMIUM PAYABLE TO AGE 65
                                                                 $  672.00
   SPECIAL RISK
     PREMIUM PAYABLE FOR LIFE OF CONTRACT                        $  600.00

   CASH EXTRA - MEDICAL
      PREMIUM PAYABLE TO AGE 35

          *BASED ON CONTINUED PAYMENT OF THE ANNUAL SCHEDULED PREMIUM AND THE CURRENT FACE AMOUNT, WE GUARANTEE THIS COVERAGE TO YOUR AGE 65. THIS IS GUARANTEED REGARDLESS OF THE PERFORMANCE OF THE PORTFOLIOS SELECTED, ASSUMING NO POLICY LOANS AND THE CLAIMS-PAYING ABILITY OF MINNESOTA LIFE INSURANCE COMPANY. WITH FAVORABLE INVESTMENT RESULTS OF THE SELECTED PORTFOLIOS AND EXPERIENCE MORE FAVORABLE THAN GUARANTEED, YOUR CURRENT COVERAGE CAN EXTEND BEYOND AGE 65. YOU MAY ALSO REQUEST POLICY ADJUSTMENTS TO CHANGE THE COVERAGE GUARANTEE AT ANY TIME WHILE THE POLICY IS IN FORCE.

CONTINUED ON PAGE 1B

XXX-XX-XXX    -1A


99-680

                                                         YOUR POLICY INFORMATION

INSURED: JOHN CLIENT                                POLICY NUMBER: X-XXX-XXXV

ADDITIONAL AGREEMENTS - CONTINUED FROM PAGE 1A

                                                                   ANNUAL
TYPE OF COVERAGE                                    AMOUNT        PREMIUM
                                                   --------       --------
  ADDITIONAL AGREEMENTS -
      WAIVER OF PREMIUM AGREEMENT                                  $141.00
        AVAILABLE TO AGE 60
        PREMIUM PAYABLE TO AGE 55
  FAMILY TERM AGREEMENT
      CHILDRENS LEVEL TERM
      INSURANCE TO AGE 25                          $ 10,000        $ 50.00
      DEATH BENEFIT FOR EACH CHILD
  INFLATION AGREEMENT
       AVAILABLE TO AGE 60
       PREMIUM PAYABLE TO AGE 55                   $100,000        $  8.00
     MAXIMUM AMOUNT OF EACH INFLATION
       GROWTH INCREASE

  EXCHANGE OF INSUREDS AGREEMENT
       THERE IS NO PREMIUM CHARGE FOR
       THIS AGREEMENT



TOTAL ANNUAL PREMIUM ON POLICY DATE - - - - - - - -- - - - - - - $3,721.00


ANNUAL POLICY LOAN INTEREST RATE: 5% PAYABLE IN ARREARS
ANNUAL POLICY REINSTATEMENT INTEREST RATE: 6%


99-680

                                                         YOUR POLICY INFORMATION

TABLE OF MAXIMUM COST OF INSURANCE CHARGES - POLICY NUMBER X-XXX-XXXV

THESE VALUES ARE THE ANNUALIZED CHARGE RATES PER THOUSAND OF INSURANCE. THE ACTUAL CHARGES WILL BE TAKEN MONTHLY AND WILL NOT EXCEED THE CHARGE RATES SHOWN HERE.

       AGE      RATE            AGE       RATE            AGE        RATE

       35       1.69             60       12.64            85       149.20
       36       1.77             61       13.94            86       162.80
       37       1.88             62       15.42            87       176.79
       38       2.00             63       17.11            88       190.89
       39       2.14             64       19.02            89       205.29

       40       2.29             65       21.13            90       220.19
       41       2.47             66       23.40            91       235.84
       42       2.65             67       25.86            92       252.75
       43       2.86             68       28.50            93       271.63
       44       3.07             69       31.38            94       295.65

       45       3.32             70       34.63            95       329.96
       46       3.59             71       38.91            96       384.55
       47       3.88             72       42.56            97       480.20
       48       4.19             73       47.44            98       657.98
       49       4.54             74       52.92            99      1000.00

       50       4.91             75       58.80
       51       5.35             76       65.06
       52       5.86             77       71.64
       53       6.43             78       78.47
       54       7.09             79       85.72

       55       7.82             80       93.67
       56       8.63             81      102.52
       57       9.49             82      112.52
       58      10.42             83      123.79
       59      11.47             84      136.11


 INSURED               AGE             FACE AMOUNT
 JOHN CLIENT           35                300,000

XX-XXX-1X


99-680

                                                         YOUR POLICY INFORMATION


SCHEDULE OF PREMIUMS TO WAIVE - POLICY NUMBER X-XXX-XXXV

THE BASE PREMIUM AMOUNT THAT WILL BE WAIVED AS PROVIDED BY THE WAIVER OF PREMIUM AGREEMENT IS SHOWN BELOW. ANY PREMIUM FOR SPECIAL RISK OR ADDITIONAL AGREEMENTS WILL ALSO BE WAIVED.

         AGE AT                BASE                AGE AT              BASE
       DISABILITY             PREMIUM            DISABILITY           PREMIUM
                              AMOUNT                                  AMOUNT

           35                3,711.00                50              7,077.00
           36                3,867.00                51              7,407.00
           37                4,029.00                52              7,755.00
           38                4,200.00                53              8,121.00
           39                4,383.00                54              8,508.00

           40                4,572.00                55              8,910.00
           41                4,770.00                56              9,333.00
           42                4,977.00                57              9,780.00
           43                5,196.00                58             10,254.00
           44                5,424.00                59             10,755.00

           45                5,664.00
           46                5,913.00
           47                6,186.00
           48                6,468.00
           49                6,765.00


INSURED                AGE               FACE AMOUNT
JOHN CLIENT            35                  $300,000

XX-XXX-IX


99-680

                                                         YOUR POLICY INFORMATION


BUSINESS CONTINUATION AGREEMENT SCHEDULE POLICY NUMBER X-XXX-XXXX

DESIGNATED LIFE: JOAN CLIENT

PREMIUM CLASS:  B      AGE: 35     FEMALE      WITH TOBACCO EXPERIENCE


THE MAXIMUM FACE AMOUNT INCREASE PERMITTED AT THE DEATH OF THE DESIGNATED INSURED DECREASES AFTER THE INSURED'S AGE 75, AS SHOWN IN THE FOLLOWING SCHEDULE.

                 POLICY                   FACE INCREASE
              ANNIVERSARY                    AMOUNT
               AT AGE

                 35-75                      $300,000
                  76                         270,000
                  77                         240,000
                  78                         210,000
                  79                         180,000
                  80                         150,000
                  81                         120,000
                  82                          90,000
                  83                          60,000
                  84                          30,000
                  85                               0


XXX-XX-XXX


99-680

Summary of Policy Features

Death Proceeds

The amount payable to the beneficiary on the death of the insured is the total of the following amounts:

       -- The death benefit, which is the greater of the face amount of this policy (see page 1), or the death benefit provided by the variable features of this policy (see page 5).

PLUS   -- Any additional insurance on the insured's life provided by an additional benefit agreement (see page 1).

PLUS   -- Under the Cash Option, any premium paid beyond the end of the policy month in which the insured died (see page 5).

MINUS  -- Any unpaid policy charges which we assess against actual cash value
          (see page 4).

MINUS  -- Any policy loan (see page 13).

Variability

If the net premiums paid for this policy are placed in the separate account, actual cash values will reflect investment experience of the sub-accounts you choose. Investment experience may, depending on the death benefit option selected, increase the amount of the death benefit.

Adjustability (See page 10)

The face amount and annual premium of your policy are shown on page 1. Subject to the limitations described in this policy, you may at any time adjust the face amount, base premium and the death benefit option. The face amount, base premium and death benefit option will determine the plan of insurance.

Actual Cash Value

Your policy has an actual cash value which is available to you during the insured's lifetime. You may use the actual cash value:

       -- as collateral for a loan or as a policy loan (see page 13).

       -- to continue some insurance protection if you cannot or do not wish to continue paying premiums (see page 9).

       -- to obtain cash by surrendering your policy, in full or in part (see page 9).


99-682

Surrender Proceeds

The amount payable to the owner on the surrender of the policy is the surrender value which is:

       --  The actual cash value of the policy.

PLUS   --  Any asset credit credited.

MINUS  --  Any unpaid policy charges which we assess against actual cash value
           (see page 4).

Additional Benefits

The additional benefits, if any, listed on page 1 are described more fully in the additional benefit agreements.


99-682

DEFINITIONS

When we use the following words, this is what we mean:

1940 Act

The Investment Company Act of 1940, as amended, or any similar successor federal act.

1980 CSO Tables

The 1980 Commissioners Standard Ordinary Mortality Tables, sex-distinct, smoker-distinct, and age nearest birthday.

actual cash value

The sum of the values under this policy in the separate account and the guaranteed principal account. The interest in each is valued separately. They are identified as the separate account actual cash value and the guaranteed principal account actual cash value, respectively. Actual cash value does not include the loan account.

The separate account actual cash value is composed of your interest in one or more sub-accounts of the separate account. For each sub-account, the value is determined by multiplying the current number of sub-account units credited to this policy by the current sub-account unit value. The total of these values will be the separate account actual cash value.

age

The insured's age at nearest birthday.

asset  credit

A monthly amount, based on the actual cash value, credited to your actual cash value.

base premium

The premium less any amount charged for additional benefits and for substandard risks (see page 4).

face amount

The minimum amount of insurance provided on the death of the insured, subject to the conditions of this policy. The face amount is shown on page 1.

fund

The mutual fund or separate investment portfolio within a series mutual fund which we designate as an eligible investment for the separate account and its sub-accounts.


99-682                                                               2
general account

All assets of the Minnesota Life Insurance Company other than those in the separate account or in other separate accounts established by us.

guaranteed plan of insurance

The period during which we guarantee that the Face Amount will be in effect, assuming payment of all scheduled premiums. We calculate the guaranteed plan of insurance based on scheduled premiums, face amount, death benefit option and the policy assumptions.

guaranteed principal account

The portion of the general account of Minnesota Life Insurance Company which is attributable to this policy and policies of this class, exclusive of policy loans. The description is for accounting purposes only. It does not represent a separate account. It does not represent any division of the general account for the specific benefit of policies of this class.

insured

The person whose life is insured under this policy as shown on page 1.

lapse

The insured's life is no longer insured except as may be provided in the Values section of this policy.

loan account

The portion of the general account of Minnesota Life Insurance Company which is attributable to policy loans under this policy and policies of this class. The loan account balance is the sum of all outstanding loans under this policy.

loan interest credits

The amount of credit we add to the actual cash value of your policy as the result of a policy loan.

net amount at risk

The difference between the death benefit and the policy value.

net premium

The base premium or non-repeating premium less policy charges assessed against the premium. The net premium is the amount or amounts which are allocated to the guaranteed principal account and the separate account.


99-682                                                               3
non-repeating premium

A payment made to this policy in addition to its scheduled payments.

policy anniversary

The same day and month as your policy date for each succeeding year your policy remains in force. A monthly policy anniversary is the same day as your policy date for each succeeding month your policy remains in force.

policy assumptions

The assumed rate of return is 4 percent and the assumed mortality rates which are derived from, but are not greater than, those in the 1980 CSO Tables.

policy date

The effective date of coverage under this policy and the date from which policy anniversaries, policy years, policy months and premium due dates are determined.

policy value

The actual cash value of this policy, plus any amount in the loan account.

premium

A scheduled payment required for this policy. The premium amounts are shown on page 1.

proceeds

The amount we will pay under the terms of this policy when your policy is surrendered or when the insured dies.

separate account

The separate investment account titled "Minnesota Life Variable Life Account." We established this separate account for this class of policies under Minnesota law. The separate account is composed of several sub-accounts. We own the assets of the separate account. However, those assets not in excess of separate account liabilities are not subject to claims arising out of any other business in which we engage.

tabular value

The value underlying the guaranteed plan of insurance. The tabular value is not guaranteed.

terminate

The insured's life is no longer insured under any of the terms of the policy.


99-682                                                               4
unit

A measure of your interest in a sub-account of the separate account.

valuation date

Any date on which a sub-account is valued.

valuation period

The period between successive valuation dates measured from the time of one determination to the next.

we, our, us

Minnesota Life Insurance Company.

written request

A request in writing dated and signed by you. We also may require that your policy be sent in with your written request.

you, your

The owner of this policy as shown in the application, unless changed as provided in this policy. The owner may be someone other than the insured.

GENERAL INFORMATION

What is your agreement with us?

Your policy, or any adjustment of it, contains the entire contract between you and us. This includes the initial application and all subsequent applications to adjust your policy. Any statements which either you or the insured make, in the initial application or in any application for adjustment will, in the absence of fraud, be considered representations and not warranties. Also, any statement either you or the insured make will not be used to void your policy nor defend against a claim under your policy unless the statement is contained in the initial application or in any application for adjustment of this policy.

No change or waiver of any of the provisions of this policy will be valid unless made in writing by us and signed by our president, a vice president, our secretary or an assistant secretary. No agent or other person has the authority to change or waive any provisions of your policy.

Any additional benefit agreement attached to this policy will become a part of this policy and will be subject to all the terms and conditions of this policy unless we state otherwise in the agreement.


99-682                                                               5

How will you know the status of your policy?

Each year, we will send you a report. This report will show your policy's status. It will include the actual cash value, the face amount and the variable death benefit as of the date of the report. It will also show the premiums paid during the year, policy loan activity and the policy value. The information in the report will be current as of a date within two months of its mailing.

How do you exercise your rights under the policy?

You can exercise all the rights under this policy during the insured's lifetime by making a written request to us. This includes the right to change the ownership. If your policy is assigned, we will also require the written consent of the assignee. If you have designated an irrevocable beneficiary, the written consent of that beneficiary will also be required.

DEATH BENEFIT

What proceeds are payable at the insured's death?

The amount payable at the insured's death shall be the death benefit provided by this policy:

-- plus any additional insurance on the insured's life provided by an additional benefit agreement;

-- plus under the Cash Option, any premium paid beyond the end of the policy month in which the insured died;

-- minus any unpaid policy charges; and

-- minus any policy loan.

What are the death benefit options?

The death benefit options are:

(1)  the Cash Option; or

(2)  the Protection Option.

What is the Cash Option?

Under the Cash Option, the death benefit will be the larger of:

(1)  the then current face amount; or

(2) the minimum death benefit required so that this policy will qualify as a life insurance policy as defined by Section 7702 of the Internal Revenue Code (IRC).


99-682                                                               6

When the death benefit is provided by definition (2) above, it will vary with the value of the separate account and the value of the guaranteed principal account.

What is the Protection Option?

Under the Protection Option, the death benefit will be the larger of:

(1) the then current face amount plus the policy value; or

(2) the minimum death benefit required so that this policy will qualify as a life insurance policy as defined by Section 7702 of the IRC.

The death benefit will vary with the value of the separate account and the value of the guaranteed principal account.

The Protection Option is only available until the policy anniversary nearest the insured's age 100. At the policy anniversary nearest the insured's age 100, we will convert the death benefit option to the Cash Option.

Does the death benefit qualify for income tax exclusion under the Internal
   Revenue Code?

We intend that this policy will qualify as a life insurance policy as defined by the guideline premium test of Section 7702 of the IRC. In order to maintain such qualification, we reserve the right either to increase the amount of insurance on the insured, or to return any excess actual cash value, or to limit the amount of premium we will accept.

When is the death benefit determined?

The death benefit is determined on each monthly policy anniversary and as of the date of the insured's death.

How is the death benefit option elected?

You elect a death benefit option on your policy application.

If you fail to make an election, the Cash Option will be in effect.

May the death benefit option be changed?

Yes. You may apply to have the death benefit option changed while this policy is in force. This is a policy adjustment and we may require evidence satisfactory to us of the insured's insurability before we allow the change. The change will take effect when we approve the policy adjustment.

What happens when the policy is paid-up?

When the policy is paid-up, we need no additional base premiums in order to provide the death benefit for the life of the insured.


99-682                                                               7

After the policy is paid-up, we may continue to accept non-repeating premiums. The payment of any premium after the policy is paid-up may increase the death benefit. We may require you to provide us with evidence satisfactory to us of the insured's insurability before accepting any premium after the policy is paid-up.

How will you know when the policy becomes paid-up?

At each policy anniversary we will determine if your policy has become paid-up. When your policy becomes paid-up, we will notify you.

Will policy charges continue to apply to a paid-up policy?

Yes.

BENEFICIARY

To whom will we pay the death proceeds?

When we receive proof satisfactory to us of the insured's death, we will pay the death proceeds of this policy to the beneficiary or beneficiaries named in the application for this policy unless you have changed the beneficiary. In that event, we will pay the death proceeds to the beneficiary named in your last change of beneficiary request as provided below.

What happens if one or all of the beneficiaries dies before the insured?

If a beneficiary dies before the insured, that beneficiary's interest in the policy ends with that beneficiary's death. Only those beneficiaries who survive the insured will be eligible to share in the death proceeds. If no beneficiary survives the insured, we will pay the death proceeds of this policy to you, if living, otherwise, to your estate, or to your successor if you are a corporation no longer in existence.

Can you change the beneficiary?

Yes. If you have reserved the right to change the beneficiary, you can request in writing to change the beneficiary. If you have not reserved the right to change the beneficiary, the written consent of the irrevocable beneficiary will be required.

Your written request will not be effective until we record it in our home office. After we record it, the change will take effect as of the date you signed the request. However, if the insured dies before the request has been so recorded, the request will not be effective as to those death proceeds we have paid before we recorded your request.

PAYMENT OF PROCEEDS

When will the policy proceeds be payable?

The proceeds of this policy will be payable if you surrender the policy while it is in force or if we receive proof satisfactory to us of the insured's death. These events must occur while the policy


99-682                                                               8
is in force. The proceeds will be paid at our home office and in a single sum unless a settlement option has been selected. We will deduct any indebtedness from the proceeds. Proof of any claim under this policy must be submitted in writing to our home office.

Can proceeds be paid in other than a single sum?

Yes. You may, during the insured's lifetime, request that we pay the proceeds under one of the following settlement options. We may also use any other method of payment that is agreeable to you and us. A settlement option may be selected only if the payments are to be made to a natural person in that person's own right, and if the periodic installment or interest payment is at least $20.

The following settlement options are all payable in fixed amounts as described below. These payments do not vary with the investment performance of the separate account.

   Option 1 -- Interest Payments

   Payment of interest on the proceeds at such times and for a period that is agreeable to you and us. Proceeds may be withdrawn in amounts of at least $500. At the end of the period, any remaining proceeds will be paid in either a single sum or under any other method we approve.

   Option 2 -- Payments for a Specified Period

   Monthly payments for a specified number of years.

   Option 3 -- Life Income

   Monthly payments for the life of the person who is to receive the income. We will require satisfactory proof of the person's age and gender. Payments can be guaranteed for 5, 10, or 20 years.

   Option 4 -- Payments of a Specified Amount

   Monthly payments of a specified amount until the proceeds and interest are fully paid.

If you request a settlement option, we will prepare an agreement for you to sign, with the terms and conditions under which the payments will be made.

Can a beneficiary request payment under a settlement option?

Yes. A beneficiary may select a settlement option only after the insured's death. However, you may provide that the beneficiary will not be permitted to change the settlement option you have selected.


99-682                                                               9

Are the proceeds exempt from claims of creditors?

To the extent permitted by law, no payment of proceeds or interest we make will be subject to the claims of any creditors.

Also, if you provide that the option selected cannot be changed after the insured's death, the payments will not be subject to the debts or contracts of the person receiving the payments. If garnishment or any other attachment of the payments is attempted, we will make those payments to a trustee we name. The trustee will apply those payments for the maintenance and support of the person you named to receive the payments.

What guaranteed interest rate will we pay on policy proceeds?

We will pay interest at an annual rate which will never be less than 3 percent per year. On single sum death proceeds, we will pay interest from the date of the insured's death until the date of payment.

PREMIUMS

When and where do you pay your premiums?

Your first premium is due as of the policy date and must be paid when your policy is delivered. All premiums after the first premium are payable on or before the date they are due and must be mailed to us at our home office or such other place as we may direct.

If you would like a receipt for a premium payment, we will give you one upon request.

How often do you pay premiums?

You may pay your premiums once a year, twice a year, or four times a year. These premiums are shown on page 1 as the annual, semi-annual and quarterly premiums.

If you decide to pay premiums once a year, your annual premium will be due on the policy anniversary.

If you decide to pay premiums more than once a year, your semi-annual premiums will be due every six months and your quarterly premiums will be due every three months. In each year, one of the premium due dates must fall on the policy anniversary.

Are there other methods of paying premiums?

Yes. It may be possible for you to make arrangements with your employer to pay your premiums by payroll deduction. Also, with the consent of your financial institution, you may request that your premiums be automatically withdrawn from your account at that institution and paid directly to us. If for any reason your employer or financial institution fails to pay a premium when it is due or if this premium payment arrangement is ended, you must pay an annual, semi- annual or quarterly premium directly to us at our home office before the end of the grace period to keep your policy in force on a premium-paying basis.


99-682                                                               10

Can you stop paying base premiums?

Yes. You may adjust the policy so that no further base premium is required. You may request a stop premium adjustment at any time if your policy has sufficient actual cash value to keep the policy in force until your next policy anniversary. The policy will be adjusted on the basis of no additional base premium and, unless instructed otherwise, the death benefit in effect at the time of the adjustment. You may be required to pay premiums for additional benefits or substandard risks.

Can you pay a non-repeating premium?

Yes. In addition to premiums shown on page 1, you may request to pay a non-repeating premium. However, we may at any time refuse to accept a non-repeating premium. If the death benefit of your policy increases as a result of the payment of a non-repeating premium, we may require evidence satisfactory to us of the insured's insurability.

Can you pay a premium after the date it is due?

Yes. Your policy has a 31-day grace period. If a premium is not paid on or before the due date, you may pay that premium during the 31-day period immediately following the due date. Your premium payment, however, must be received in our home office within the 31-day grace period. The insured's life will continue to be insured during this 31-day period.

This 31-day grace period does not apply to the first premium payment. The first premium must be paid on or before the date your policy is delivered.

What happens if a premium is not paid before the end of the grace period?

If a premium is not paid before the end of the 31-day grace period, your policy will lapse and no further premium payments may be made. However, even if your policy lapses, the values, if any, provided for in the Values section of this policy on page __ will be available to you.

What happens if the premium due on your policy is not paid?

Your policy will lapse if the premium due is not paid before the end of the grace period. If your policy has no actual cash value, it will terminate. If your policy has a surrender value, it will be used to provide either:

(1) a single sum payment of that value to you, thereby terminating this policy;
   or

(2)  extended term insurance.

Within 62 days of the date of the first unpaid premium, you may request a single sum payment of your surrender value at the end of the grace period. Otherwise, we will apply it to purchase extended term insurance on the insured's life. This insurance will be effective as of the due date of the last unpaid premium and no further premiums will be due. You may apply to reinstate your policy as described below.


99-682                                                               11

May automatic premium loans be used to keep the policy in force?

Yes.  Please see the section on policy loans (see page 13).

What is extended term insurance?

It is term insurance that is purchased by applying the surrender value of your policy as a premium to buy term insurance for the maximum period. Extended term insurance has fixed benefits, not provided by the separate account. They will not vary during the extended term insurance period. The amount of this insurance will be equal to the face amount of your policy, less the amount of any policy loan at the date of lapse. At the end of the extended term period, all insurance under this policy will terminate and this policy will have no further value.

Can you reinstate your policy after it has lapsed?

Yes. At any time within three years from the date of lapse, you may ask us to restore your policy to a premium paying status, unless the policy has terminated because the surrender value has been paid or the period of extended insurance has expired. We will require:

(1) your written request to reinstate this policy;

(2) that you submit to us during the insured's lifetime evidence satisfactory to us of the insured's insurability. We must have sufficient time to act on the evidence during the insured's lifetime; and

(3) at our option, a premium payment which is equal to all overdue premiums with interest at a rate not to exceed 6 percent per annum compounded annually and any indebtedness in effect at the end of the grace period following the date of default with interest at a rate not exceeding 5 percent per annum compounded annually.

Is there a premium refund at the insured's death?

Yes. If the Cash Option is in effect at the insured's death, we will pay to the beneficiary any part of a paid premium that covers the period from the end of the policy month in which the insured died to the date to which premiums are paid. However, if your policy contains a Waiver of Premium Agreement and the last premium was waived by us under that agreement, we will not refund that premium. Also, we will not refund a non-repeating premium.

POLICY ADJUSTMENTS

What types of adjustments can be made to this policy?

Except while the policy is on extended term, you may request any of the seven following policy adjustments:

(1) increase or decrease the face amount;


99-682                                                               12

(2) increase or decrease the premium;

(3) change the Death Benefit Option;

(4) adjust the base premium to zero ("stop premium");

(5)  make a partial surrender;

(6)  change the underwriting classification.

(7)  any change requiring evidence of insurability.

You may request a policy adjustment by completing an application for adjustment.

Are there any adjustment limitations?

Yes. An adjustment must satisfy certain limits on premiums, face amount and the plan of insurance. Other limitations on adjustments and on combinations of adjustments may apply. We must approve any adjustment. The current limits on adjustments are those described here.

An adjustment may not result in more than a paid-up whole life plan for the face amount.

Any adjustment for a change of premium must result in a change of the annual premium of at least $100.

An adjustment with an increase in base premium must result in a policy which is scheduled to become paid-up only after the payment of five annual premiums or to age 100, if less. In addition, any policy must have a minimum annual base premium of at least $300.

Any adjustment for a change of the face amount must result in a change of the face amount of at least $5,000, except for face amount changes which are the result of an Inflation Agreement change, or a partial surrender under the policy.

After adjustment, other than an adjustment to stop premium, the policy must provide a level face amount of insurance to the next policy anniversary at or after a certain number of years from the date of adjustment, based on the table below.

               Adjustment Age        Number of Years
               --------------        ---------------

                  45 or less                10
                  46                         9
                  47                         8
                  48                         7
                  49                         6
                  50                         5
                  51                         4
                  52                         3


99-682                                                               13

An adjustment to stop premium requires that the policy have sufficient actual cash value to keep the policy in force until the next policy anniversary.

May evidence of insurability be required?

Yes. We will require evidence satisfactory to us of the insured's continued insurability. We will need this evidence for adjustments which increase the net amount at risk of the policy. All other adjustments may be made without evidence of insurability.

What if the insured is disabled?

If this policy contains a Waiver of Premium Agreement and if you are receiving, or are entitled to receive, the waiver of premium benefit, no adjustments under this provision will be allowed, except as provided in the Waiver of Premium Agreement.

When will an adjustment be effective?

Any adjustment you request will not become effective until after we approve and record it at our home office.

When we approve your written request for an adjustment, we will send you a new page 1. A copy of your adjustment application will be attached to that new page 1 and we will mail it to you at your last known address and ask you to attach it to your policy. The new page 1 and its application will become part of this policy.

SEPARATE ACCOUNT

How was the separate account established?

We established the separate account under Minnesota law. It is registered as a unit investment trust under the 1940 Act.

What is the purpose of the separate account?

Net premiums allocated to the separate account support the operation of this policy (except extended term coverage, policy loans and settlement options) and others of its class. Assets may also be allocated for other purposes, but not for the operation or support of policies other than variable adjustable life.

Are sub-accounts available under the separate account?

Yes. The separate account is divided into sub-accounts. We will allocate net premiums to one or more of the sub-accounts you have chosen. We reserve the right to add, combine or remove any sub-account of the separate account.


99-682                                                               14

What are the investments of the separate account?

For each sub-account, there is a fund for the investment of that sub-account's assets. The assets of the sub-accounts are invested in the funds at net asset value. If investment in a fund is no longer possible or if we determine it inappropriate for policies of this class, we may substitute another fund.

Substitution may be with respect to both existing policy values and future premiums. The investment policy of the separate account may not be changed, however, without the approval of the regulatory authorities of the state of Minnesota. If required, we will file that approval process with the regulatory authorities of the state in which this policy is delivered.

What changes may we make to the separate account?

We reserve the right, when permitted by law, to transfer assets of the separate account which we determine to be associated with the class of policies to which this policy belongs, to another separate account. If such a transfer is made, the term "separate account," as used in this policy, shall then mean the separate account to which the assets are transferred. A transfer of this kind may require the advance approval of state regulatory authorities.

We reserve the right, when permitted by law, to:

(1) de-register the separate account under the 1940 Act;

(2) restrict or eliminate any voting right of policy owners or other persons who have voting rights as to the separate account; and

(3) combine the separate account with one or more other separate accounts.

How are net premiums allocated?

We will allocate net premiums to the guaranteed principal account and to the separate account and its sub-accounts. Initially, you indicate your allocation in the application. You may change your allocation for future premiums by written request. A change will not take effect until it is recorded by us in our home office.

Allocations must be expressed in whole percentages and must be in multiples of 5 percent of the net premium. We reserve the right to restrict the allocation of premium. If we do so, no more than 50 percent of the net premium may be allocated to the guaranteed principal account.

We reserve the right to delay the allocation of net premiums to named sub-accounts. Such a delay will be for a period of 30 days after a policy is issued or adjusted. If we exercise this right, net premiums will be allocated to the money market sub-account until the end of that period.

What is a transfer?

A transfer is a reallocation of the actual cash value between the guaranteed principal account and the separate account or among the sub-accounts of the separate account.


99-682                                                               15

May you make transfers of amounts under this policy?

Yes. Transfers may be made by your written request. Transfers out of the separate account or among the sub-accounts of the separate account, will be made on the basis of sub-account unit values as of the end of the valuation period during which we receive your written request. Transfers out of the guaranteed principal account will be made on the basis of your guaranteed principal account actual cash value at the time of transfer.

Are there limitations on transfers?

Yes. The amount of actual cash value to be transferred must be at least $250. If the actual cash value in an account is less than $250, the entire actual cash value attributable to that sub-account or the guaranteed principal account must be transferred. If a transfer would reduce the actual cash value in the sub-account to less than $250, we reserve the right to include that remaining sub-account actual cash value in the amount transferred.

The maximum amount of actual cash value to be transferred out of the guaranteed principal account may be limited to 20 percent of the guaranteed principal account balance. Transfers to or from the guaranteed principal account may be limited to one such transfer per policy year.

Transfers from the guaranteed principal account must be made by a written request. It must be received by us or postmarked in the 30-day period before or after the last day of the policy year. Transfers which meet these conditions will be effective after we approve and record them at our home office.

The funds may restrict the amounts or frequency of transfers to or from the sub-accounts of the separate account in order to protect fund shareholders.

How are units determined?

With each net premium payment allocated to a sub-account, we divide that payment by the then current unit value for the sub-account, to determine the number of units to credit to the sub-account. The then current unit value is the value at the end of the valuation period during which we receive your premium. Once determined, the number of units will not be affected by changes in the unit value.

How are units increased or decreased?

The number of units in each sub-account will be increased by the allocation of subsequent net premiums, loan repayments, asset credits and transfers to that sub-account. The number of units will be decreased by policy charges to the sub-account, policy loans and unpaid loan interest, transfers and partial surrenders from that sub-account. The number of sub-account units will decrease to zero if a policy is surrendered, lapsed, or terminated.


99-682                                                               16

How is a unit valued?

The value of a unit for each sub-account was originally set at $1.00 on the first valuation date. The unit value increases or decreases on each valuation date. For any valuation date, the unit value is equal to its value on the preceding valuation date multiplied by the net investment factor for that sub-account for the valuation period ending on the subsequent valuation date. The assets of the separate account shall be valued at least as often as any policy benefits vary but not less often than once a month.

What is the net investment factor for each sub-account?

The net investment factor is a measure of the net investment experience of a sub-account.

The net investment factor for a valuation period is: the gross investment rate for such valuation period, less a deduction for the charges under this policy which are assessed against separate account assets.

The gross investment rate is equal to:

(1) the net asset value per share of a fund share held in the sub-account of the separate account determined at the end of the current valuation period; plus

(2) the per-share amount of any dividend or capital gain distributions by the fund if the "ex-dividend" date occurs during the current valuation period; divided by

(3) the net asset value per share of that fund share held in the sub-account determined at the end of the preceding valuation period.

ACTUAL CASH VALUE

How is your actual cash value determined?

The actual cash value for your guaranteed principal account and for your separate account are determined separately. The actual cash value of the separate account will include all sub-accounts of the separate account.

The guaranteed principal account actual cash value is the sum of all net premium payments allocated to the guaranteed principal account. This amount will be increased by any interest, asset credits, loan repayments, policy loan interest credits and transfers into the guaranteed principal account. This amount will be reduced by any policy loans, unpaid policy loan interest, partial surrenders, transfers into the sub-accounts and charges assessed against your guaranteed principal account actual cash value.

The separate account actual cash value is the sum of units of each sub-account multiplied by the unit value for that sub-account. The number of units will be increased by any asset credits, loan repayments, policy loan interest credits and transfers into a sub-account of the separate account. The number of units will be reduced by any policy loans, unpaid policy loan interest, partial


99-682                                                               17
surrenders, transfers into the guaranteed principal account, and charges assessed against your separate account actual cash value.

Is the actual cash value guaranteed?

No. Your separate account actual cash value is not guaranteed, but we do guarantee the actual cash value of your guaranteed principal account. The latter cannot be reduced by any investment experience of the general account.

Is interest credited on the guaranteed principal account actual cash value?

Yes. Interest is credited on the guaranteed principal account actual cash value of this policy. Interest is credited daily at a rate of not less than 4 percent per year, compounded annually. We guarantee this minimum rate for the life of the policy without regard to the actual experience of the general account.

As conditions permit, we may credit additional amounts of interest to the guaranteed principal account actual cash value.

POLICY CHARGES

What types of charges are there under this policy?

Charges under this policy are those which we assess against your premiums, base premiums, non-repeating premiums, your actual cash value and the separate account assets.

What charges are assessed against premiums?

Against premiums, we assess charges for additional benefits and for substandard risks. The charges for additional benefits compensate us for those benefits which you choose to make a part of this policy. The charge for substandard risks is for providing the death benefit for policies whose mortality risks exceed the standard.

What charges are assessed against base and non-repeating premiums?

Against base premiums, we assess: (1) the Sales Charge; (2) the Additional Face Amount Charge; and (3) the Premium Charge.

(1) The Sales Charge is for distribution expenses for this class of policies, and applies to base premiums, scheduled to be paid in the twelve month period following the policy date and the date of any policy adjustment. The Sales Charge will never exceed 44 percent.

    If any adjustment involving an increase in base premium occurs, a Sales Charge will be assessed on that increase in premium.

    If an adjustment occurs during a period when a Sales Charge is being collected and the adjustment results in an increase in base premium, an additional Sales Charge, not to exceed 44% of the increase in base premium, will be added to the uncollected portion of the Sales


99-682                                                               18

    Charge. This total amount of Sales Charge will then be collected during the twelve-month period following the adjustment.

    If an adjustment occurs during a period when a Sales Charge is being collected and the adjustment results in either a decrease or no change in base premium, a portion or all of the uncollected Sales Charge will be collected during the twelve-month period following the adjustment.

(2) The Additional Face Amount Charge is for our underwriting costs and other expenses of issuing and adjusting policies. It is charged against base premiums, scheduled to be paid in the twelve-month period following the policy date and following the date of any policy adjustment resulting in a face amount increase. The Additional Face Amount Charge will never exceed $5 per $1,000 of face amount.

    If an adjustment occurs during a period when an Additional Face Amount Charge is being collected, an Additional Face Amount Charge will be collected over the twelve-month period following the adjustment. The new Additional Face Amount Charge will equal the uncollected portion of the existing Additional Face Amount Charge plus any Additional Face Amount Charge associated with the adjustment.

(3) The Premium Charge is for expenses related to premiums, including but not limited to administration, commissions and taxes. The charge is 6% of each base and non-repeating premium. The Premium Charge will never exceed 6%.

What charges are assessed against your actual cash value?

Against your actual cash value, we assess: (1) the Monthly Policy Charge; (2) the Cost of Insurance Charge; and (3) Transaction Charges.

(1) The Monthly Policy Charge is for our administrative expenses, including those attributable to the records we create and maintain for your policy. The Monthly Policy Charge is $8 plus $.02 per $1,000 of face amount. We can increase this charge, but it will not exceed $10 plus $.03 per $1,000 of face amount.

(2) The Cost of Insurance Charge is for providing the death benefit under this policy. The charge is calculated by multiplying the net amount at risk under your policy by a rate which varies with the insured's age, gender and risk class. The rate is guaranteed not to exceed rates shown on page 1 determined on the basis of the 1980 CSO Tables. The net amount at risk is the death benefit less your policy value.

(3) The Transaction Charges are for expenses associated with processing transactions. We make a charge of $25 for each policy adjustment. We may also make a charge, not to exceed $25, for each returned check and for each transfer of actual cash value among the guaranteed principal account and sub-accounts of the separate account.


99-682                                                               19

When are charges assessed against your actual cash value?

Except for Transaction Charges, all of these charges are assessed monthly on the monthly policy anniversary. In addition, these charges are assessed on the occurrence of the death of the insured, policy surrender, lapse or a policy adjustment.

Transaction Charges are assessed at the time of the transaction . In the case of a transfer, the charge is assessed against the amount transferred.

Charges will be assessed against the actual cash value in the guaranteed principal account and the actual cash value in the separate account on a pro-rata basis. As to actual cash value in the separate account, charges will be assessed against each sub-account on a pro-rata basis. If we agree, you may arrange to have charges assessed on a non-pro-rata basis.

What charges are assessed against separate account assets?

We assess a Mortality and Expense Risk Charge against separate account assets.

What is the Mortality and Expense Risk Charge?

This charge is for assuming the risks that the cost of insurance charge will be insufficient to cover actual mortality experience and that the other charges will not cover our expenses in connection with the policy. The mortality and expense risk charge is deducted from separate account assets on each valuation date at an annual rate of .50 percent of separate account assets.

POLICY LOANS

Can you borrow money on your policy?

Yes. You may borrow up to the maximum loan amount. This amount is determined as of the date we receive your request for a loan. We will charge interest on the loan in arrears. The policy will be the only security required.

When the policy loan is to come from your guaranteed principal account actual cash value, we have the right to postpone your loan for up to six months. We cannot do so if the loan is to be used to pay premiums on any policies you have with us.

What is the maximum amount available for policy loans?

The maximum amount available for loans under your policy is 90 percent of the policy value (see page 3). Your policy value will be determined as of the date we receive your written request for a loan.

What is the effect of a policy loan?

When you take a loan, we will reduce the actual cash value of the policy by the amount you borrow. This determination will be made as of the end of the valuation period during which we receive your loan request.


99-682                                                               20

How does a policy loan reduce actual cash value?

Unless you direct us otherwise, we will take the policy loan from your guaranteed principal account actual cash value and separate account actual cash value on a pro-rata basis in and, as to the actual cash value in the separate account, from each sub-account on a pro-rata basis

Policy loans shall be transferred to the loan account. The loan account continues to be a part of the policy in the general account.

The policy value of your policy may decrease between premium due dates. If your policy has a policy loan and no actual cash value, the policy will lapse.

What rate of interest do you have to pay?

The annual interest rate on policy loans is shown on page 1 of this policy. Interest accrues daily.

When is policy loan interest due and payable?

Policy loan interest is due on the date of the death of the insured, on a policy adjustment, surrender, lapse, a policy loan transaction and on each policy anniversary.

If you do not pay the interest on your loan in cash, we will increase your policy loan by an additional policy loan in the amount of the unpaid interest. It will be charged the same rate of interest as your loan. Your actual cash value will be reduced by the amount of the policy loan and unpaid policy loan interest when it is due.

How and when can you repay your loan?

If your policy is in force, your loan can be repaid in part or in full at any time before the insured's death. Your loan may also be repaid within 60 days after the date of the insured's death if we have not paid any of the benefits under this policy. Any loan repayment must be at least $100 unless the balance due is less than $100.

How are loan repayments allocated?

Loan repayments are allocated to the guaranteed principal account until all loans from the guaranteed principal account have been repaid.

Thereafter, in the absence of your instructions, loan repayments will be allocated to the guaranteed principal account actual cash value and the separate account cash value on a pro-rata basis, and to each sub-account in the separate account on a pro-rata basis.

Loan repayments reduce your loan account by the amount of the loan repayment.


99-682                                                               21

What is the rate of interest credited to a policy as a result of a policy loan?

Policy loan interest credits shall be at a rate which is not less than your policy loan interest rate minus 1 percent per year.

When are interest credits on a policy loan allocated to your actual cash value?

Policy loan interest credits are allocated to your actual cash value as of the date of the death of the insured, on a policy adjustment, surrender, lapse, a policy loan transaction and on each policy anniversary.

How are policy loan interest credits allocated?

We will allocate policy loan interest credits to the guaranteed principal account and the separate account on the same basis as we allocate net premiums.

What happens if you do not repay your loan?

Your policy will remain in force so long as it has actual cash value and scheduled premiums are paid. Otherwise, your policy will lapse.

To prevent a lapse, you will have to make a loan repayment. We will notify you of our intent to terminate the policy and the loan repayment required to keep it in force. The time for repayment will be within 31 days after our mailing of the notice.

Will we make an automatic policy loan to keep your policy in force?

Yes.  Unless you request otherwise, we will make automatic premium loans.   If
you have not paid the premium that is due before the end of the grace period, we will make a policy loan to pay the premium. However, in order for this to occur, the amount available for a loan must be enough to pay at least a quarterly premium. If the loan value is not enough to pay at least a quarterly premium, your policy will lapse.

Is there a minimum policy loan?

Yes.  The minimum policy loan paid in cash  is $100.   We will permit a smaller
policy loan to pay a premium under the automatic premium loan provision.

SURRENDER

May the policy be surrendered?

Yes. You may request to surrender your policy at any time while the insured is living.

What is the surrender value of your policy?

The surrender value is the actual cash value, plus any asset credit, minus unpaid policy charges which are assessed against actual cash value.


99-682                                                               22

If your policy is being used to provide extended term insurance, your surrender value at any time will be the reserve on that insurance. If extended term insurance is surrendered within 30 days after a policy anniversary, the surrender value will be at least equal to that anniversary value.

We determine the surrender value as of the end of the valuation period during which we receive your surrender request.

How do you surrender your policy?

Send your policy and a written request for surrender to our home office.

Instead of payment in a single sum, you may request that your surrender value be used to provide extended term insurance on the life of the insured.

Is a partial surrender permitted?

Yes. You may make a partial surrender of your actual cash value. The amount of a partial surrender must be at least $500 and it cannot exceed the amount available as a policy loan. This is a policy adjustment as described on page 10. With the Cash Option, a partial surrender will cause a decrease in the face amount equal to the amount surrendered.

May you direct us as to how partial surrenders will be taken from actual cash value?

Yes. You may tell us to take the partial surrender from certain sub-accounts or from the guaranteed principal account. If you do not specify, partial surrenders will be deducted from your guaranteed principal account actual cash value and separate account actual cash value on a pro-rata basis and, as to the actual cash value in the separate account, from each sub-account on a pro-rata basis.

May surrender payments be deferred?

Yes. We reserve the right to defer surrender payments for up to six months from the date of your written request, if surrender payments are based upon policy values which do not depend on the investment performance of the separate account. In that case, if we postpone our payment for more than 31 days, we will pay you interest at 3 percent per annum for the period during which payment is postponed. Otherwise, this right of deferral will be: (a) for any period during which the New York Stock Exchange is closed for trading (except for normal holiday closing); or (b) when the Securities and Exchange Commission has determined that a state of emergency exists which may make such payment impractical.

What if the insured dies after you request a surrender?

If the insured dies after we receive your surrender request, we will pay the surrender value to you or your estate; we will not pay a death benefit to the beneficiary.


99-682                                                               23

ADDITIONAL INFORMATION

Can you assign your policy?

Yes. The assignment must be in writing and filed with us at our home office. We assume no responsibility for the validity or effect of any assignment of this policy or of any interest in it. Any proceeds payable to the assignee will be payable in a single sum. Any claim made by an assignee will be subject to proof of the assignee's interest and the extent of that interest.

What if the insured's age or gender is misstated?

If the insured's age or gender has been misstated, the amount of proceeds will be adjusted to reflect the cost of insurance charges based upon the insured's correct age or gender.

When does your policy become incontestable?

After this policy has been in force during the insured's lifetime for two years from the original policy date, we cannot contest this policy, except for fraud or the nonpayment of premiums. However, if there has been a policy adjustment, reinstatement or any other policy change for which we required evidence of insurability, that adjustment, reinstatement or change will be contestable for two years, during the lifetime of the insured, from the effective date of the adjustment, reinstatement or change.

Is there a suicide exclusion?

Yes. If the insured, whether sane or insane, dies by suicide, within two years of the original policy date, our liability will be limited to an amount equal to the premiums paid for this policy. If there has been a policy adjustment, reinstatement or any other policy change for which we required evidence of insurability, and if the insured dies by suicide within two years from the effective date of the policy adjustment, reinstatement or change, our liability with respect to the policy adjustment, reinstatement or change will be limited to an amount equal to the premiums paid for the policy adjustment, reinstatement or change.

Will we pay dividends on this policy?

This policy is not participating and we will not pay dividends.


99-682                                                               24

VARIABLE ADJUSTABLE LIFE POLICY

Variable Benefits.

Premiums as stated on the Policy Information Page.

Face Amount and Premium may be adjusted by the owner.

Non-Participating


Minnesota Life